Personal Employment Agreement

This Personal Employment Agreement ("**Agreement**") is entered into as September 14th, 2020, by and between **MICT TELEMATICS LTD** (the "**Company**") and the employee whose name is set forth in **Exhibit A** hereto (the "**Employee**").

1. Position. The Employee will serve in the position described in **Exhibit A**. Employee will be employed on a full-time basis. During the Employee's employment, the Employee's business time and attention will be devoted to the business of the Company.

   Employee will perform its duties hereunder anywhere in Israel or abroad, use its best efforts to promote and develop the Company's business and affairs and devote thereto your entire working time and efforts, knowledge, skills, and ability. Employee understand that its position may involve international and local business travel as required to discharge its responsibilities hereunder.

   Employee will represent the Company properly towards third parties, will not make any representations or give any guarantees on behalf of the Company, except as required to fulfill its duties hereunder, or as expressly and in advance authorized to do so, and will not receive any payment and/or benefit from any third party, directly or indirectly, in connection with it employment.

   Employee agree that, during the term of its employment with the Company, Employee will not engage in any other employment, occupation, consulting or other business (paid or unpaid) unless authorized in writing to do so by the Company's Board of Directors (the "Board"), and shall dedicate all of its working time in favor of its employment with the Company, will Employee engage in any other activities that conflict with its obligations to the Company.

   Employee undertake to use the Company's equipment and facilities only for the purpose of its employment. Upon termination of its employment under this Agreement or earlier at Company's demand, Employee shall immediately return to the Company's principal office any equipment supplied by the Company including without limitation Company's cellular telephone and car, to the extent provided. Employee shall have no rights of lien with respect to the cellular telephone, car and/or any of said other equipment.

2. Employee is expected to abide by Company rules and regulations, as defined and approved by the Company's management or Board of Directors. Term and Termination. The Employee's employment with the Company began, or will begin, on the date set forth in **Exhibit A** (the "**Start Date**") and will continue until terminated by either party at any time at such party's discretion with or without cause. Either party may terminate this Agreement and the employment relationship hereunder at any time by giving the other party prior written notice of termination of such number of days as set forth in **Exhibit A.**

   Notwithstanding the aforesaid, in the event of a Justifiable Cause (as defined hereafter) the Company will be entitled to terminate this Agreement immediately and this Agreement and the employment relationship will be deemed effectively terminated as of the time of delivery of such notice (subject to any minimal mandatory notice requirement under applicable law). The term "**Justifiable Cause**" means (a) a breach of trust, including but not limited to theft or self-dealing; (b) a material breach by the Employee of the terms of this Agreement; or (c) any willful failure to perform any of Employee's functions or duties hereunder.

   During the period following notice of termination by either party Employee will cooperate with the Company and use the Employee's best efforts to assist the integration into the Company's organization of the person or persons who will assume the Employee's responsibilities.

3. Proprietary Information; Confidentiality and Non-Competition. The Employee hereby

agrees to the provisions of the Proprietary Information, Confidentiality and Non-Competition Agreement attached in **Exhibit B** hereto and simultaneously executes a copy thereof, the terms of which will survive termination of this Agreement.

4. Employee's Covenants and Representations. Employee will use his best efforts to promote and develop the Company's business and affairs and devote thereto all of his working time and efforts, knowledge, skills and ability. Employee agrees that, during the term of his employment with the Company, he will not engage in any activities that conflict with his obligations to the Company. Employee represents that his execution and performance of his obligations hereunder does not and shall not violate any agreement to which he is a party or by which he is bound or any applicable law or equity principle and agree to maintain such non violation.

5. Salary. The Company will pay the Employee as compensation for the employment services hereunder, an aggregate monthly compensation in the amount set forth in **Exhibit A** (the "**Salary**"). Except as specifically set forth herein, the Salary includes any and all payments to which Employee is entitled hereunder and under any applicable laws, regulations or agreements, including without limitation commuting expenses. Payment of the Salary will be made no later than the 9th day of each calendar month after the month for which the Salary is paid, after deduction of applicable taxes and any amounts deductible under this Agreement.

   Employee acknowledges and agrees that his employment with the Company is a position that requires a special degree of personal trust, and that the law known as "Work and Rest Hours Law, 1951" ("Chok Shot Avoda Vemenucha") shall not apply to his relationship with the Company. Accordingly, the monthly salary payable to Employee is a gross global salary inclusive of remuneration for working overtime and on days of rest and all cost to the Company. Employee acknowledges and agrees that unless expressly specified in this Agreement, he shall not be entitled to any further remuneration or payment whatsoever other than the Salary and benefits expressly provided herein, regardless of any current or future custom between the Company and its employees.

6. Social Benefits. The Company will, on a monthly basis, pay to a pension scheme for the benefit of the Employee and shall deduct from the Employee's Salary a respective payment towards such pension scheme (the "**Pension Scheme**"), all with respect to the Salary. As a default rule, the Pension Scheme shall be a of a managers' insurance type. The contribution to the Pension Scheme will be as follows: (i) the Company will pay an amount equal to 6.5% of the Salary towards a fund for life insurance and pension, and shall deduct from Employee's Salary an amount equal to 6% of the Salary and pay such amount towards the Pension Scheme on Employee's behalf; and (ii) the Company will pay an amount equal to 8 1/3% (eight percent and one third of a percent) of the Salary towards a severance compensation. If the Pension Scheme shall be of a managers' insurance type, the payments contributed by the Company shall cover the purchase of loss of working ability insurance required to insure at least 75% of the Employee's Salary; provided that the payments made by the Company for pension shall not be lower than 5% of the Salary, and further provided that the total payments contributed by the Company shall not exceed 7.5% of the Salary.

   For the avoidance of doubt, in the event the Employee chooses to combine plans, the above percentages will relate to such portion of the Employee's Salary which the employee has allocated towards such Pension Scheme.

   As of the date of this Agreement all payments to the Pension Scheme will be made in compliance with Section 14 of the Severance Compensation Law, 1963, and in accordance with the general approval of the Labor Minister dated June 9, 1998, promulgated under said Section 14, a copy of which is attached hereby as **Exhibit C**, and the terms of Section 14 and said general approval will apply to the relationship hereunder. Therefore, the ownership of the Pension Scheme will be transferred to the Employee upon the termination of employment and the Company will not be entitled to

retrieve any of the funds it transferred to the Pension Scheme, other than in accordance with Section 14 and said general approval, and the transfer of the Pension Scheme to the ownership of the Employee will be the full and only compensation to be paid by the Company to the Employee in such circumstances in respect of severance pay.

The Company and the Employee will maintain, an advanced study fund (Keren Hishtalmut). The Company will contribute to such fund an amount equal to 7.5% of the Salary, and will deduct from the Salary and transfer to such fund an amount equal to 2.5% the Salary, provided that the total monthly contributed amount will not exceed the maximum amount exempted from tax payment under applicable laws. For the avoidance of doubt, no amount remitted by the Company in respect of this paragraph will be considered as part of the Salary for purposes of any deduction therefrom or calculations of severance pay.

7. Vacation. The Employee will be entitled to that number of vacation days per year set forth in **Exhibit A**. The Company will be entitled to direct use of the vacation days, at its discretion. It is the Company's current policy to allow the Employee to accumulate any unused vacation days up to the number of vacation days specified in **Exhibit A** and once the Employee has reached such accumulation no additional vacation days will be accumulated, provided that the Company may change such policy from time to time, including by way of prohibiting any future accumulation. The Employee will not be entitled to redemption of accumulated and unused vacation days, except in the event of termination of employment and in accordance with applicable law.

8. Sick Leave and Recreation Pay. The Employee will be entitled to sick leave and recreation pay (Dmei Havra'a) in accordance with applicable law, however, Employee shall be entitled to full payment for sick leave from the first day.

9. Additional Benefits. The Employee may be entitled to additional benefits if and to the extent set forth in **Exhibit A**.

10. Privacy. Employee is aware that the Company, may from time to time, with or without prior notice, monitor its employees' activities in the framework of their work, including, without limitation by means of monitoring incoming and outgoing telecommunications (including without limitation the Company's telephones, cellular phones, computers, emails, etc). Employee hereby agrees to such activity and declares and confirms that said activity and the results thereof shall not constitute a breach of his/her privacy. Employee further acknowledge and agree that all computers, communications and information technology systems of the Company to which he shall have access, and all the data stored on such systems, are the sole and exclusive property of the Company. Employee understand that he is not allowed to make any personal use in such systems, and should have no expectation of, or claim related to, privacy or ownership in the use of such systems.

11. General. Headings in this Agreement are included for reference purposes only and are not to be used in interpreting this Agreement. The exhibits to this Agreement constitute an integral part thereof. Subject to applicable law, no collective bargaining agreement will apply to the relationship between the parties. No failure, delay of forbearance of either party in exercising any power or right hereunder will in any way restrict or diminish such party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either party of any terms of conditions hereof. In the event it is determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination will not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby. This Agreement constitutes the entire understanding and agreement between the parties, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a subsequent writing executed by both parties. The Employee acknowledges and confirms that all terms of Employee's

employment are personal and confidential and undertakes to keep such term in confidence and refrain from disclosing such terms to any third party.

The Employee acknowledges that this Agreement, together with the Exhibits thereto, constitutes a due notice to the Employee of the terms of employment, as required under law.

העובד מצהיר בזאת, כי השפה האנגלית מוכרת לו ואינו זקוק לתרגום לשפה אחרת וכי קרא והבין את כל האמור בהסכם זה על נספחיו.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

X Arie Rand

Arie Rand

X

MICT TELEMATICS LTD

____

<u>Exhibit A to Personal Employment Agreement</u>
<u>between the Employee and MICT TELEMATICS LTD.</u>

Employee Name	Arie Rand
Employee ID	056099633
Address	1 Yizrael St., Shoham
Position	MICT CFO
Start Date	14/9/2020
Working Week and Overtime	Employee's working week shall consist of 5 days a week and shall include 42 hours plus overtime hours, as shall be required by the Company in accordance with Employee's position.
Prior Notice	Either party to this Agreement may terminate this Agreement and the employment relationship hereunder at its own discretion at any time, by giving a prior written notice of 90 days to the other party.
Salary (NIS)	NIS 35,250 (Thirty-five thousand two hundred and fifty NIS). NIS 11,750 (Eleven thousand seven hundred and fifty NIS)- for global overtime
Maximum Accumulated Vacation Days	Twice the number of annual vacation days

Cell Phone	The employee will be entitled to a company paid mobile phone.
Travel Expenses	Per applicable law.
Annual Vacation	24 days
Vehicle	Employee shall be entitled to a company car in accordance with the Company's current car leasing policy. The car level can be any car up to and including group 4. The Company will bear all of the fixed and variable maintenance costs, including licenses, insurance, gas, repairs, etc., excluding personal traffic summons and the like. The company shall bear all tax consequences arising out of the possession and use of the Company's Car by him and shall not be entitled to any reimbursement, therefore. The Car will be returned to the Company by the Employee upon the termination of his employment. The members of Employee's immediate family shall be entitled to use the car; no other person, except any person authorized to do so by the Company, shall be entitled to use such car. The Employee acknowledges that he may be requested to execute additional documents in connection with the use of the company car and agrees to execute all such documents. The Employee undertakes to assume all car leasing penalty costs that the Company might incur in case the Employee terminates his employment with the Company prior to the end of the car leasing period, in accordance with the Company's car practices
Insurance Policy	the Company shall insure the Employee under a 'Manager's Insurance Plan' (the "Managers Insurance") and/or Pension Fund, to his choice. The Insurance Policy will be calculated from the full salary - 47,000 NIS.
Keren Hishtalmut	The Company and the Employee shall maintain an advanced study fund (Keren Hishtalmut According to law). The Company shall contribute to such Fund an amount equal to 7.5% of the Salary, and the Employee shall contribute to such fund an amount equal to 2.5% up to "תקרת הכנסה מזכה" of the Salary for 3 months. After 3 month, if the employment will continue, the Company shall contribute an amount equal to 7.5% of the Salary (47,000 NIS), and the Employee shall contribute an amount equal to 2.5%. Employee hereby instructs the Company to transfer to such fund the amount of the Employee's and the Company's contribution from each monthly salary payment. The funds in such Fund shall be released to the Employee upon termination of this Agreement. Employee is entitled to lower the amount to be attributed by the company and get the difference as additional payment to his gross payment.
Sick leave	Accordance with the sick pay law 5736-1976
Grant of Options	Will be decided by consent after a trial period of 3 months.
Bonus	the Company, in its sole discretion, may award to the Employee an bonus based on the Employee's performance and other factors deemed relevant by the Company's Board of Directors.

Additional Benefits	None.

X

Arie Rand

X

MICT TELEMATICS LTD

Exhibit B to Personal Employment Agreement
Proprietary Information, Confidentiality and Non-Competition Agreement
between the Employee and MICT TELEMATICS LTD

Arie Rand ID 056099633

Capitalized terms herein will have the meanings given to them in the Personal Employment Agreement to which this Exhibit is attached (the "**Agreement**"). The term Company will include also all current and future subsidiaries and affiliates of the Company, who are deemed third party beneficiaries of this Agreement. The Employee's obligations and the Company's rights under this Exhibit will apply as of the beginning of the employment relationship between the Company and the Employee, regardless of the date of execution of the Agreement or this Exhibit.

Confidentiality; Proprietary Information

1. The Employee acknowledges that Employee may have access to confidential and proprietary information concerning the business and financial activities of the Company, including without limitation information relating to the Company's research and development activities, investments, properties, employees, marketing plans, customers, suppliers, intellectual property and products (actual or planned), product specifications, data, know-how, compositions, processes, formulas, methods, designs, samples, inventions and ideas, past, current and planned development or experimental work, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, algorithms, compositions, improvements, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of the Company, information relating to the projects of the Company, and any other information, however documented of the Company that is a trade secret, any and all information concerning the business and affairs of the Companies (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented, all derivatives, improvements and enhancements to the Company's technology which are created or developed by Employee while an employee of the Company, information of third parties as to which the Company has an obligation of confidentiality, any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing. Such information, whether documentary, written, oral or computer generated, will be referred to as "**Proprietary Information**". However, Proprietary Information will exclude information that Employee can demonstrate in writing (i) was known to Employee prior to Employee's association with the Company; or (ii) is or will become part of the public knowledge except as a result of the breach of the Agreement or this Exhibit by the Employee.

2. The Employee recognizes that the Company may receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information will be deemed Proprietary Information hereunder, *mutatis mutandis*.

3. The Employee agrees that all Proprietary Information and any intellectual property rights in connection therewith are and will be the sole property of the Company and its assigns. Employee further recognizes and acknowledges that such Proprietary Information is a

valuable and unique asset of the Company, and that its use or disclosure (except use or disclosure as required for carrying out Employee's duties as an employee of the Company) would cause the Company substantial loss and damages. At all times, during Employee's engagement by the Company and thereafter, the Employee will keep in confidence and trust Proprietary Information and will not use or disclose Proprietary Information or anything relating to it without the written consent of the Company, and shall only use it as may be necessary in the ordinary course of performing Employee's duties under the Agreement.

4. Upon termination of the Employee's employment with the Company, the Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee's work with the Company, and will not retain any documents or materials or copies thereof containing any Proprietary Information.

Disclosure and Assignment of Inventions

5. From and after the date the Employee first became employed with the Company, the Employee undertakes and covenants that the Employee will promptly disclose in confidence to the Company all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets ("**Inventions**"), whether or not patentable, copyrightable or protectible as trade secrets, that are made or conceived or first reduced to practice or created by Employee, either alone or jointly with others, during the period of Employee's employment or in connection with Employee's employment. The Employee undertakes not to disclose to the Company any confidential information of any third party and not to make any use of any intellectual property rights of any third party in the framework of the Employee's employment by the Company.

6. Without derogating from applicable law, the Employee agrees that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by the Employee for the Company, or (c) relate to the Company's business or current or anticipated research and development, will be the sole and exclusive property of the Company ("**Company Inventions**").

7. The Employee hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and waives any and all moral rights that Employee may have in or with respect to any Company Invention. It is hereby clarified that the Employee waives, now and/or in the future, any claim to royalties or any other right, compensation, and/or reward with regard to the Company Inventions, and specifically acknowledges that this section constitutes a specific agreement in relation to section 134 to the Patents Law, 5727- 1967 (if applicable), and accordingly no additional payment is due.

8. The Employee agrees to assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company's Inventions in any and all countries. The Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation will continue beyond the termination of the Employee's employment with the Company. The Employee hereby irrevocably designates and appoints the Company and its officers and agents as the Employee's agent and attorney in fact, coupled with an interest to act for and on Employee's behalf and in Employee's stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection

relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by the Employee.

Non-Competition; Non-Solicitation

9. In consideration of Employee's terms of employment hereunder, which include special compensation for his undertakings under this Section 9, and in order to enable the Company to effectively protect its Proprietary Information, the Employee undertakes that, so long as Employee is employed by the Company and for a period of 12 months thereafter, the Employee will not, directly or indirectly, as owner, employee, agent, or in any capacity whatsoever engage in, become financially interested in, be employed by, or have any connection with, any business or venture that is engaged in any activities involving products, information, processes, technology or equipment that are competitive to those of the Company; provided, however, that Employee may own securities of any public corporation in an amount not to exceed one percent of any class of stock or securities of such company, and so long as Employee has no active role in such corporation in any capacity.

10. The Employee agrees that during the period of Employee's employment and for a period of twelve (12) months thereafter, the Employee will not, directly or indirectly, including personally or in any business in which Employee is an officer, director or shareholder, for any purpose or in any place, solicit for employment or employ any person employed by the Company (or retained by the Company as a consultant, if such consultant is prevented thereby from continuing to render its services to the Company) on the date of such termination or during the preceding twelve (12) months.

11. If any term contained in this Exhibit B will for any reason be held to be excessively broad with regard to time, geographic scope or activity, such term will be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

12. The provisions of this Exhibit B shall survive termination of the Agreement and shall be and remain in full force and effect at all times thereafter in accordance with their terms.

9/14/2020	Arie Rand	Arie Rand
Date:	**Name:**	**Signature:**

Exhibit C
הסכם עפ"י סעיף 14 לחוק פיצויי פיטורים

אני הח"מ, מאשר/ת בזאת כי אני מסכים/מה לאמץ את התנאים המפורטים להלן בדבר תשלומים שוטפים בלבד של המעביד לקופת הביטוח (ביטוח מנהלים) למטרת קיצבה ו/או לקרן פיטורים, כפי שפורסמו בי"פ 4659 מיום 30.6.98 בע"מ 4394 (תיקון אחרון – י"פ 4970, בעמ' 1949):

"בתוקף סמכותי לפי סעיף 14 לחוק פיצויי פיטורים התשכ"ג – 1963 (להלן – החוק), אני מאשר כי תשלומים ששילם מעביד החל ביום פרסומו של אישור זה, בעד עובדו לפנסיה מקיפה בקופת גמל לקצבה שאינה קופת ביטוח כמשמעותה בתקנות מס הכנסה (כללים לאישור ולניהול קופת גמל) התשכ"ד – 1964 (להלן – קרן פנסיה), או לביטוח מנהלים הכולל אפשרות לקצבה או שילוב של תשלומים לתכנית קצבה ולתכנית שאינה לקצבה בקופת ביטוח כאמור (להלן – קופת ביטוח), לרבות תשלומים ששילם תוך שילוב של תשלומים לקרן פנסיה ולקופת ביטוח בין אם יש בקופת הביטוח תכנית לקצבה ובין אם לאו (להלן – תשלומי המעביד), יבואו במקום פיצויי הפיטורים המגיעים לעובד האמור בגין השכר שממנו שולמו התשלומים האמורים ולתקופה ששולמו (להלן – השכר המופטר), ובלבד שנתקיימו כל אלה:

1. **תשלומי המעביד -**

(א) לקרן פנסיה אינם פחותים מ- 14.33% מן השכר המופטר או 12% מן השכר המופטר אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר. לא שילם המעביד בנוסף ל- 12% גם 2.33% כאמור, יבואו תשלומיו במקום 72% מפיצויי הפיטורים של העובד, בלבד;

(ב) לקופת ביטוח אינם פחותים מאחד מאלה:

(1) 13.33% מן השכר המופטר, אם משלם המעביד בעד עובדו בנוסף לכך גם תשלומים להבטחת הכנסה חודשית במקרה אובדן כושר עבודה, בתכנית שאישר הממונה על שוק ההון ביטוח וחיסכון במשרד האוצר, בשיעור הדרוש להבטחת 75% מן השכר המופטר לפחות או בשיעור לפי 2.5% מהשכר המופטר, לפי הנמוך מביניהם (להלן – תשלום לביטוח אובדן כושר עבודה);

(2) 11% מן השכר המופטר, אם שילם המעביד בנוסף גם תשלום לביטוח אובדן כושר עבודה, ובמקרה זה יבואו תשלומי המעביד במקום 72% מפיצויי הפיטורים של העובד, בלבד; שילם המעביד נוסף על אלה גם תשלומים להשלמת פיצויי פיטורים לקופת גמל לפיצויים או לקופת ביטוח על שם העובד בשיעור של 2.33% מן השכר המופטר, יבואו תשלומי המעביד במקום 100% פיצויי הפיטורים של העובד.

2. לא יאוחר משלושה חודשים מתחילת ביצוע תשלומי המעביד נערך הסכם בכתב בין המעביד לבין העובד ובו – (א) הסכמת העובד להסדר לפי אישור זה בנוסח המפרט את תשלומי המעביד ואת קרן הפנסיה וקופת הביטוח, לפי העניין; בהסכם האמור ייכלל גם נוסחו של אישור זה; (ב) ויתור המעביד מראש על כל זכות שיכולה להיות לו להחזר כספים מתוך תשלומיו, אלא אם כן נשללה זכות העובד לפיצויי פיטורים בפסק דין מכוח סעיפים 16 או 17 לחוק ובמידה שנשללה או משך העובד כספים מקרן הפנסיה או מקופת הביטוח שלא בשל אירוע מזכה; לעניין זה, "אירוע מזכה" – מוות, נכות או פרישה בגיל שישים ויותר.

3. אין באישור זה כדי לגרוע מזכותו של עובד לפיצויי פיטורים לפי החוק, הסכם קיבוצי, צו הרחבה או חוזה עבודה, בגין שכר שמעבר לשכר המופטר.

חתימת העובד